Exhibit 15

November 2, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 2, 2017 on our review of interim financial information of W. R. Grace & Co. for the three and nine month periods ended September 30, 2017 and September 30, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2017 is incorporated by reference in its Registration Statements on Form S-8 dated May 12, 2000, April 28, 2011, May 2, 2013, February 27, 2014 and February 23, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland